QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
NANOGEN, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

10398 Pacific Center Court
San Diego, California 92121
Tel: (858) 410-4600
Fax: (858) 410-4949

April 30, 2001

Dear Stockholder:

    You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Wednesday, June 13, 2001, at 9:00 a.m. at the Hilton San Diego/Del Mar located at 15575 Jimmy Durante Blvd., Del Mar, California 92014.

    The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

    After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

    A copy of our Annual Report to Stockholders is also enclosed.

    The Board of Directors and management look forward to seeing you at the meeting.

                      Sincerely yours,

                      /s/ Howard C. Birndorf
                      Howard C. Birndorf
                      Chairman of the Board and Chief Executive Officer

Nanogen, Inc.

Notice Of Annual Meeting Of Stockholders
To Be Held June 13, 2001

    The Annual Meeting of Stockholders of Nanogen, Inc. (the "Company") will be held at the Hilton San Diego/Del Mar located at 15575 Jimmy Durante Blvd., Del Mar, California 92014 on June 13, 2001, at 9:00 a.m., for the following purposes:

  1.
  To elect three Class III directors.

  2.
  To consider and vote upon a proposal to amend the 1997 Stock Incentive Plan ("1997 Stock Plan") to increase the number of shares authorized for issuance under the 1997 Stock Plan by 1,500,000 shares.

  3.
  To consider and vote upon a proposal to amend the Employee Stock Purchase Plan ("Purchase Plan") to increase the number of shares authorized for sale under the Purchase Plan by 150,000 shares.

  4.
  To ratify the selection of Ernst & Young LLP as the Company's independent auditors.

  5.
  To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

    The Board of Directors has fixed the close of business on April 16, 2001, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting. A complete list of stockholders entitled to vote will be available at the Company's principal executive offices located at 10398 Pacific Center Court, San Diego, California 92121, for ten days before the meeting.

    WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                      By order of the Board of Directors

                      /s/ Vera P. Pardee
                      Vera P. Pardee, Esq.
                      Vice President, General Counsel and Secretary

April 30, 2001

Nanogen, Inc.

PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Nanogen, Inc., a Delaware corporation ("Nanogen" or the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Hilton San Diego/Del Mar located at 15575 Jimmy Durante Blvd., Del Mar, California on June 13, 2001, and any adjournment of the Annual Meeting (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the nominees for Class III directors listed in this Proxy Statement and FOR approval of proposals 2, 3 and 4 described in the Notice of Annual Meeting and in this Proxy Statement.

    Stockholders of record at the close of business on April 16, 2001 are entitled to notice of and to vote at the Annual Meeting. As of April 16, 2001 the Company had 20,994,436 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

    Directors are elected by a plurality vote. Accordingly, the director nominees who receive the most votes cast in their favor will be elected. Proposals 2, 3 and 4 will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

    The Company will bear the expense of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by the Company's directors, officers or other employees by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. Employees of Georgeson & Co. will also solicit proxies at an anticipated fee of approximately $6,500 plus reasonable out-of-pocket expenses.

    This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 30, 2001.

IMPORTANT

  Whether You Intend To Be Present At The Annual Meeting Or Not, We Urge You To Mark, Date And Sign The Enclosed Proxy And Return It At Your Earliest Convenience In The Enclosed Postage-Prepaid Return Envelope. This Will Not Limit Your Rights To Attend Or Vote At The Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

    The Company has three classes of directors, Class I consisting of two directors and Class II and Class III each consisting of three directors, serving staggered three-year terms. Currently, one Class II director seat is vacant and such seat will remain vacant following the Annual Meeting as the Board of Directors has not yet identified a suitable candidate for such seat. Shares represented by the enclosed proxy cannot be voted for a greater number of persons than the number of nominees named. Three Class III directors are to be elected at the Annual Meeting for a term of three years expiring at the Annual Meeting in 2004 or until each such director's successor shall have been elected and qualified. The other directors of the Company will continue in office for their existing terms, which expire in 2002 for Class I directors and 2003 for Class II directors, respectively.

    Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the election of David G. Ludvigson, Val Buonaiuto and Randy White, Ph.D. as Class III Directors.

    Set forth below is information regarding the nominees for Class III directors and the continuing directors of Class I and Class II, including information furnished by them as to their principal occupations at present and for the past five years, certain directorships held by each, their ages as of April 16, 2001, and the year in which each became a director of the Company.

CLASS III

David G. Ludvigson—50

    Mr. Ludvigson has been a director of Nanogen since 1996. Since August 2000, Mr. Ludvigson has been President of InterTrust Technologies, Inc., a leader in digital rights management technology. Prior to joining InterTrust, Mr. Ludvigson was Senior Vice President and Chief Operating Officer of Matrix Pharmaceuticals, Inc. or Matrix from October 1999 to August 2000. In addition, from 1998 to August 2000 he was also the Chief Financial Officer of Matrix. From February 1996 to June 1998, Mr. Ludvigson was President and Chief Operating Officer of NeTpower. From 1992 to 1995, Mr. Ludvigson was Senior Vice President and Chief Financial Officer of IDEC Pharmaceuticals. Prior to that time, he served as Senior Vice President of Sales and Marketing for Conner Peripherals and as Executive Vice President, Chief Financial Officer and a director of MIPS Computer Systems, Inc., a RISC microprocessor developer and systems manufacturer. Mr. Ludvigson received a B.S. and an M.A.S. from the University of Illinois.

Val Buonaiuto—58

    Mr. Buonaiuto has been a director of the Company since October 1999. Since 1997, Mr. Buonaiuto has been Senior Advisor to Hitachi Instruments, Inc. or Hitachi. He previously served as President and Chief Executive Officer of Hitachi from 1991 to 1997. Mr. Buonaiuto received his A.S. from Western Connecticut State University.

Randy White, Ph.D—53

    Dr. White has been a director of Nanogen since April 2001. Since 1998, Dr. White has been Executive Vice President Technical Operations and Research & Development at American Medical Laboratories, Inc. From 1992 to 1998, he was a consultant to a diverse group of diagnostic clinics including Unilab, Specialty Laboratories and California Community Clinics providing services relating to operational efficiency, systems and cost improvement. From 1985 to 1992, he was Executive Vice President, Operations for National Health Laboratories, Inc. or NHL and for the prior ten years served in various upper managerial and operations roles with NHL. Dr. White received a B.S. and a Ph.D. in Chemistry from the University of Houston.

CLASS I

Howard C. Birndorf—51

    Mr. Birndorf, a founder of Nanogen, has served as our Chairman of the Board and Chief Executive Officer since October 1993. Mr. Birndorf also served as our President from January 2000 until September 2000 and as Chief Financial Officer from December 1997 to July 1998 and from September 1993 to October 1997. Mr. Birndorf was a co-founder and Chairman Emeritus of Ligand Pharmaceuticals, Incorporated, where from January 1988 to November 1991 he was President and Chief Executive Officer. He was also a co-founder, director and Executive Vice President of Gen-Probe Incorporated, co-founder and Vice President of Corporate Development at Hybritech, Incorporated, co-founder and director of IDEC Pharmaceuticals Corporation, and was involved in the formation of Gensia Pharmaceuticals, Inc. (currently known as SICOR Inc.) where he was a director. From November 1991 to January 1994, Mr. Birndorf was President of Birndorf Technology Development, an investment and consulting company, and a founding director of Neurocrine Biosciences, Inc. He is currently a founding director of Graviton, Inc. and a director of the Cancer Center of the University of California, San Diego. Mr. Birndorf received a B.A. in Biology from Oakland University and an M.S. in Biochemistry from Wayne State University. Mr. Birndorf received an honorary Doctor of Science degree from Oakland University.

Cam L. Garner—53

    Mr. Garner has been a director of Nanogen since September 1997. Mr. Garner is currently a consultant with Élan Corporation or Élan. Mr. Garner was previously the Chairman and Chief Executive Officer of Dura Pharmaceuticals, Inc., or Dura, from 1998 to November 2000, prior to the acquisition of Dura by Élan. Mr. Garner served as Chief Executive Officer and President of Dura from 1990 to 1998. Prior to joining Dura, Mr. Garner served as President of Syntro Corporation, a biotechnology company, from November 1987 to June 1989. Mr. Garner is currently a director of the following companies: Cardio Dynamics International, a manufacturer of medical devices; Favrille, a manufacturer of a variety of cancer therapies; Cancer-Vax, a cancer vaccine company; and Xcel Pharmaceuticals, a pharmaceuticals sales company. Mr. Garner received a B.S. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College.

CLASS II

Stelios B. Papadopoulos—60

    Mr. Papadopoulos has been a director of Nanogen since October 1999. Since January 2001, Mr. Papadopoulos has served as Chief Executive Officer and a director of CN Biosciences, Inc. or CNBI, and CEO of Merck KgaA's North American Laboratory Business. From August 2000 to December 2000 he acted as an assistant to the General Manger of Merck KgaA's Scientific Laboratory Products Division. From January 1999 to August 2000, he served as the CEO of CNBI. From January 1993 to December 1998, he served as the Chairman and CEO of CNBI. He previously served as President of Fisher Scientific Worldwide, Inc. (now Fisher Scientific International Inc.) from April 1988 to June 1992. From October 1987 to April 1988, he was President of Instrumentation Laboratory. Mr. Papadopoulos received his B.S. in Aeronautical Engineering from Northrop Institute of Technology.

Dr. Regina Herzlinger—56

    Dr. Herzlinger has been a director of Nanogen since October 2000. Since 1980, Dr. Herzlinger has served as the Nancy R. McPherson Professor of Business Administration at the Harvard Business School and as an expert on management and health care. She has authored numerous publications relating to the effective management of health care and is a leading authority on the transformation of the American health care industry. Dr. Herzlinger currently serves as a director on the boards of the following companies: CR Bard, Schering Plough, Deere & Co., Cardinal Health and Noven Pharmaceuticals. Dr. Herzlinger received her B.A. from the Massachusetts Institute of Technology and her D.B.A. from the Harvard Business School.

Board Meetings and Committees

    The Board of Directors held six meetings during 2000. All directors then in office attended 100% of the aggregate number of meetings of the Board during their respective Board memberships, except for Thomas G. Lynch and Stelios B. Papadopoulos who attended 83% of such Board meetings. All directors attended 100% of the aggregate number of meetings of the Board committees on which they served during 2000, except for Thomas G. Lynch, who attended 50% of the Compensation Committee meetings and 25% of the Audit Committee meetings.

    Two directors of the Company who served during 2000 on the Board of Directors have resigned. Dr. Tina S. Nova resigned as of February 4, 2000 and Thomas G. Lynch resigned as of April 15, 2001.

    The Board of Directors has appointed a Compensation Committee and an Audit Committee.

    Compensation Committee.  The current members of the Compensation Committee are Cam L. Garner and David G. Ludvigson. The Compensation Committee held four meetings during 2000. The Compensation Committee's functions are to determine and supervise compensation to be paid to officers and directors of the Company. See "Report to Stockholders on Executive Compensation."

    Audit Committee.  The current members of the Audit Committee are David G. Ludvigson, Stelios B. Papadopoulos and Dr. Regina Herzlinger. These members are considered "independent directors" as that term is defined in the applicable National Association of Securities Dealers' listing standards. The Audit Committee held four meetings during 2000. The Audit Committee's functions are to monitor the effectiveness of the audit effort, to supervise the Company's financial and accounting organization and financial reporting and to select a firm of certified public accountants whose duty it is to audit the books and accounts of the Company for the fiscal year for which they are appointed. See "Report of the Audit Committee of the Board of Directors."

    The Audit Committee adopted a written charter on June 12, 2000. A copy of this charter is attached hereto as Exhibit A.

    The Board of Directors recommends a vote FOR the election of David G. Ludvigson, Val Buonaiuto and Randy White, Ph.D. as Class III Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of April 2, 2001 as to shares of Common Stock of the Company beneficially owned by (i) each director and nominee for director, (ii) the executive officers of the Company named in the Summary Compensation Table set forth herein, (iii) the directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

	Beneficial Ownership of Common Stock
	Number of Shares(1)	Percentage of Class(2)
Citigroup, Inc.(3)	4,749,089	22.62%
Elan Corporation, plc(4)	1,287,878	6.13%
Howard C. Birndorf(5)(15)	1,360,229	6.45%
Val Buonaiuto(6)	9,895	*
Cam L. Garner(7)	36,277	*
Dr. Regina Herzlinger	—	*
David G. Ludvigson	23,194	*
Thomas G. Lynch(4)(8)	1,326,766	6.32%
Stelios B. Papadopoulos(6)	9,895	*
Dr. Randy White(9)	—	*
George Bers(10)	416	*
Clare L. Bromley III(11)(15)	184,840	*
Kieran T. Gallahue(12)(15)	208,451	*
Michael D. Moore(13)	47,463	*
All Directors and Executive Officers as a group (13 persons)(14)(15)	3,212,540	15.01%

*
Less than one percent.

(1)
To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)
For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)
Based upon a Form 13G filed with the Securities and Exchange Commission on February 14, 2001.

(4)
Includes 1,287,878 shares held by Élan International Services Limited ("Élan International"). Mr. Lynch, who was a director of the Company until April 15, 2001, is Executive Vice President,

  Chief Financial Officer and a director of Élan, the parent company of Élan International, and as such, may be deemed to share voting and investment power with respect to the shares held by Élan International. Mr. Lynch disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(5)
Includes 94,269 shares issuable upon the exercise of options within 60 days of April 2, 2001.

(6)
Includes 9,895 shares issuable to each of Mr. Buonaiuto and Mr. Papadopoulos upon the exercise of options within 60 days of April 2, 2001.

(7)
Includes 22,777 shares issuable upon the exercise of options exercisable within 60 days of April 2, 2001, subject to repurchase of unvested shares.

(8)
Includes 16,666 shares issuable upon the exercise of options within 60 days of April 2, 2001.

(9)
Dr. White became a director of the Company effective April 26, 2001.

(10)
Mr. Bers terminated his employment with the Company effective March 7, 2001.

(11)
Includes 148,176 shares issuable upon the exercise of options within 60 days of April 2, 2001, subject to repurchase of unvested shares.

(12)
Includes 50,729 shares issuable upon the exercise of options within 60 days of April 2, 2001.

(13)
Includes 47,463 shares issuable upon the exercise of options within 60 days of April 2, 2001.

(14)
Includes an aggregate of 405,369 shares issuable upon the exercise of options exercisable within 60 days of April 2, 2001, subject to repurchase of unvested shares.

(15)
Includes unvested shares subject to repurchase by the Company at April 2, 2001, as follows: Mr. Birndorf, 54,480; Mr. Bromley, 15,000; Mr. Gallahue, 43,694.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

    The names of and certain biographical information regarding the Company's executive officers who are not also directors are set forth below:

Name	Age	Position
Kieran T. Gallahue	37	President, Chief Financial Officer and Treasurer
Michael D. Moore	66	Senior Vice President, General Manager
Clare L. Bromley III	51	Senior Vice President, Business Development
Vera P. Pardee, Esq.	44	Vice President, General Counsel and Secretary

    Kieran T. Gallahue has served as our President, Chief Financial Officer and Treasurer since September 2000. Previously, he served as our Senior Vice President, Chief Financial Officer and Treasurer from July 1999 to September 2000 and prior to that time as Vice President, Strategic Marketing from January 1998 to July 1999. From 1995 to 1997, he served as Vice President of the Critical Care Business Unit for Instrumentation Laboratory, or IL, where he was responsible for the worldwide strategic sales and marketing, and research and development efforts for this business unit. From 1992 to 1995, he held a variety of sales and marketing positions within IL. In addition, Mr. Gallahue held various marketing positions within Procter & Gamble from 1991 to 1992 and the General Electric Company from 1985 to 1989. Mr. Gallahue holds a B.A. from Rutgers University and an M.B.A. from the Harvard Business School.

    Michael D. Moore has served as Senior Vice President, General Manager since December 1999. In 1998, he was Chief Executive Officer, President and a director of the Topometrix Corporation. From 1993 to 1997 he served as Vice President and General Manager of Hitachi Instruments, Inc. Prior to that time, he served in leadership roles with Perkin Elmer Corporation and Fischer Imaging Corporation. Mr. Moore received a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from Stanford University.

    Clare L. Bromley has served as our Senior Vice President, Business Development since April 2001. Prior to that time, he served as our Senior Vice President, Sales and Marketing from September 2000 to April 2001 and as our Senior Vice President, Marketing and Business Development from October 1998 to September 2000. From November 1995 to October 1998, Mr. Bromley served as Senior Vice President, Sales and Marketing for Molecular Dynamics, Inc. For 18 years prior to November 1995, he held various positions with Hewlett-Packard in its Chemical Analysis Group, including Manager of Information Architecture, Worldwide Bioscience Sales and Marketing Manager, Global Accounts Marketing Manager, Regional Sales Manager for Japan and Korea, and Regional Sales Manager for Latin America and South Africa. Mr. Bromley is a director of the International Cancer Screening Laboratory, Inc. Mr. Bromley holds a B.S. in Natural Sciences with a Chemistry concentration from Mercer University.

    Vera P. Pardee, Esq,.  has served as our Vice President, General Counsel and Secretary since January 2001. She was our Vice President, Assistant General Counsel and Assistant Secretary from July 2000 to January 2001. Prior to joining the Company, Ms. Pardee was a partner in the San Diego law firm of Seltzer Caplan Vitek McMahon from 1994 to July 2000, where she handled complex business litigation, intellectual property, securities fraud and employment litigation. Ms. Pardee was a litigation associate at the same firm from 1988 through 1993. From 1983 to 1987, Ms. Pardee was a litigation associate at the Los Angeles offices of O'Melveny & Myers. She received her J.D. from Southwestern University School of Law.

Summary Compensation Information

    Information is set forth below concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1999 and 2000 of those persons who were at December 31, 2000 (a) the Chief Executive Officer and (b) the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)	Other Annual Compensation ($)		Restricted Stock Awards($)	Securities Underlying Options(#)	All Other Compensation ($)(1)
Howard C. Birndorf Chief Executive Officer	2000 1999 1998	$336,000 $320,000 $300,000		$295,000 $300,000 $170,000	— — —		— $362,500 —	200,000 25,000 —	$1,242 $810 —
Kieran T. Gallahue President, Chief Financial Officer and Treasurer	2000 1999 1998	$246,750 $235,000 $223,421		$110,000 $107,199 $32,000	$6,750(2 $9,750(2 $120,324(2	) ) )	— $145,000 —	100,000 15,000 133,332	$10,479(3 $10,454(3 —	) )
Michael D. Moore Senior Vice President and General Manager	2000 1999	$250,000 $18,109	(4)	$92,000 —	$22,604(5 —)		— —	20,000 80,000	$6,858 —
Clare L. Bromley, III Senior Vice President, Sales and Marketing(8)	2000 1999 1998	$231,750 $225,000 $46,155	(6)	$75,000 $44,408 —	— $107,013(7 $11,365(7	) )	$108,750 — —	30,000 17,500 150,000	$1,141 $1,104
George Bers Vice President, Business Development(9)	2000	$128,802	(9)	$40,000	$39,309(7)		—	100,000	$552

(1)
Includes calculated imputed income attributed to excess group term life insurance premiums.

(2)
Amount represents reimbursement of expenses and related income taxes incurred in relocating to San Diego, including a $6,750, $9,750 and $9,000 housing allowance in 2000, 1999 and 1998, respectively.

(3)
Includes $10,000 of principal debt forgiven pursuant to a promissory note secured by a deed of trust.

(4)
Mr. Moore joined the Company in December 1999, and his salary for 1999 reflects a partial month of service.

(5)
Amount represents temporary housing, reimbursement of expenses and related income taxes related to commuting to San Diego.

(6)
Mr. Bromley joined the Company in October 1998, and his salary for 1998 reflects a partial year of service.

(7)
Amount represents temporary housing, reimbursement of expenses and related income taxes incurred in relocating to San Diego.

(8)
Mr. Bromley became Senior Vice President, Business Development in April 2001.

(9)
Mr. Bers joined the Company in June 2000, and his salary for 2000 reflects a partial year of service. Mr. Bers' employment with the Company terminated effective March 7, 2001.

Employment and Severance Agreements

    On October 29, 1999, the Company entered into an agreement with Howard C. Birndorf relating to his employment as Chairman and Chief Executive Officer of the Company. The agreement provides for an annual base salary of $320,000, subject to adjustment annually, and a guaranteed bonus of $100,000. The agreement provides for a transaction bonus in the amount equal to three times 60% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement. In addition, Mr. Birndorf is also entitled to a severance payment equal to six months' salary in the event his employment with the Company is terminated without cause. On July 28, 2000, the Company entered into an amendment to the employment agreement with Mr. Birndorf removing the Section 280G of the Internal Revenue Code's ("Section 280G") restrictions on excess parachute payments made during a Change in Control or a Significant Event.

    On January 26, 2001, the Company entered into an employment agreement with Mr. Gallahue relating to his employment as President, Chief Financial Officer and Treasurer of the Company. The agreement provides for an annual base salary of $290,000, subject to adjustment annually. The agreement provides for a transaction bonus in the amount equal to three times 55% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement. In addition, Mr. Gallahue is also entitled to a severance payment equal to six months' salary in the event his employment with the Company is terminated without cause.

    On June 15, 2000, the Company entered into an agreement with Mr. Moore relating to his employment as Senior Vice President and General Manager of the Company. The agreement provides for an annual base salary of $250,000, subject to adjustment annually. The agreement provides for a transaction bonus in the amount equal to two times 50% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement. In addition, Mr. Moore is also entitled to a severance payment equal to six months' salary in the event his employment with the Company is terminated without cause. On July 28, 2000, the Company entered into an amendment to the employment agreement with Mr. Moore removing the Section 280G restrictions on excess parachute payments made during a Change in Control or a Significant Event.

    On October 29, 1999, the Company entered into an agreement with Mr. Clare Bromley III relating to his employment as Senior Vice President, Marketing and Business Development of the Company. The agreement provides for an annual base salary of $225,000, subject to adjustment annually. The agreement provides for a transaction bonus in the amount equal to 50% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement. In addition, Mr. Bromley is also entitled to a severance payment equal to six months' salary in the event his employment with the Company is terminated without cause. On July 28, 2000, the Company entered into an amendment to the employment agreement with Mr. Bromley removing the Section 280G restrictions on excess parachute payments made during a Change in Control or a Significant Event and decreasing from 18 to 6 the number of months during which he is eligible to receive salary and benefits if his employment agreement is not renewed for another term.

    On June 5, 2000, the Company entered into an agreement with Mr. George Bers relating to his employment as Vice President, Business Development of the Company. The agreement provided for an annual base salary of $225,000, subject to adjustment annually. The agreement provided for a transaction bonus in the amount equal to 50% of his annual base salary in the event of a transaction involving a Change in Control or a Significant Event, as defined in the agreement. In addition, Mr. Bers was also entitled to a severance payment equal to six months' salary in the event his employment with the Company was terminated without cause. On July 28, 2000, the Company entered into an amendment to the employment agreement with Mr. Bers removing the Section 280G restrictions on excess parachute payments made during a Change in Control or a Significant Event and decreasing from 18 to 6 the number of months during which he is eligible to receive salary and benefits if his employment agreement is not renewed for another term. Mr. Bers terminated his employment with the Company effective March 7, 2001.

Compensation of Directors

    Non-employee directors receive $2,000 per Board meeting attended or $750 per meeting participated in by phone, $750 per board committee meeting attended or participated in by phone, and are reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings. New non-employee directors receive a one-time grant of options to purchase 25,000 shares of the Company's Common Stock, which options vest on a monthly basis over a four year period (provided that no vesting shall occur until the optionee has completed at least one year of service from the date of grant). Directors' options are issued pursuant to the Company's 1997 Stock Incentive Plan, as described below.

    In January 2001, the Board revised its director compensation policy. Rather than providing directors with additional grants of an option to purchase 10,000 shares of the Company's Common Stock when they are elected every three years by the Company's stockholders, continuing non-employee directors will receive automatic grants of options to purchase 10,000 shares of the Company's Common Stock at each Annual Stockholders Meeting, which options vest in full upon completion of one year of service from the date of grant. In order to provide non-employee directors with relatively equal options for each year of their service on the Board, in April 2001, the following non-employee directors received additional options to purchase Common Stock of the Company, which options vest in full upon completion of one year of service from the date of grant: Val Buonaiuto 10,000 shares; Cam Garner 20,000 shares; and David G. Ludvigson 36,666 shares.

Compensation Committee Interlocks and Insider Participation

    The members of the Company's Compensation Committee during 2000 were Cam L. Garner, David G. Ludvigson and Thomas G. Lynch. Mr. Lynch resigned from the Board as of April 15, 2001. Mr. Lynch is Executive Vice President, Chief Financial Officer and a director of Élan, an entity with which the Company entered into a collaborative research and development agreement in December 1997. The Company received $568,000 and $929,000 in 1999 and 1998, respectively, pursuant to such agreement. No funds were received pursuant to the agreement in 2000. In April 1998, concurrently with its initial public offering, the Company sold to Elan an aggregate of 454,545 shares of Common Stock for aggregate proceeds of approximately $5.0 million.

Stock Options

    The following tables summarize option grants to and exercises by the Company's Named Executive Officers during fiscal 2000, and the value of the options held by such persons at the end of fiscal 2000. The Company does not grant stock appreciation rights ("SARs").

Option Grants in Fiscal 2000

	Individual Grants
		Percent of Total Options Granted to Employees in Fiscal Year 2000(1)
					Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted (#)
			Exercise or Base Price ($/sh)(2)
				Expiration Date
Name					5%($)	10%($)
Howard C. Birndorf	200,000	13.2%	$45.813	2/4/2010	$5,762,310	$14,602,825
Kieran T. Gallahue	100,000	6.6%	$45.813	2/4/2010	$2,881,155	$7,301,412
Michael D. Moore	20,000	1.3%	$32.563	6/15/2010	$409,574	$1,037,941
Clare L. Bromley, III	30,000	2.0%	$45.813	2/4/2010	$864,346	$2,190,424
George Bers	100,000	6.6%	$32.938	6/5/2010	$2,071,453	$5,249,469

(1)
Based on 1,518,150 options granted during the fiscal year ended December 31, 2000.

(2)
The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(3)
The 5% and 10% assumed rates of appreciation are suggested by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

Aggregated Option Exercises in Fiscal 2000 and Value of Options
At End of Fiscal 2000

Name	Shares Acquired On Exercise	Value Realized- ($)(1)	Number of Securities Underlying Unexercised Options at End of Fiscal 2000 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at End of Fiscal 2000($)(2) Exercisable/Unexercisable
Howard C. Birndorf	—	—	—	—
Kieran T. Gallahue	—	—	—	—
Michael D. Moore	—	—	—	—
Clare L. Bromley, III	15,000	1,051,882	143,072 / 24,428	688,824 / 5,864
George Bers	—	—	—	—

(1)
The value realized upon exercise is (i) the fair market value of the Company's Common Stock on the date of exercise, less the option exercise price per share, multiplied by (ii) the number of shares underlying the options exercised.

(2)
The value of unexercised options is (i) the fair market value of the Company's Common Stock on December 31, 2000 ($9.00 per share), less the option exercise price of in-the-money options, multiplied by (ii) the number of shares underlying such options.

REPORT TO STOCKHOLDERS ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") is pleased to present its report on executive compensation. This report is provided by the Compensation Committee to assist stockholders in understanding the Compensation Committee's objectives and procedures in establishing the compensation of the Company's executive officers and describes the basis on which compensation determinations for 2000 were made by the Compensation Committee. In making its determination, the Compensation Committee has relied, in part, on geographic and competitive considerations, independent surveys of compensation of management of companies in the biotechnology industry, including companies included in the Nasdaq Pharmaceutical Stock Index used in the Company's Stock Price Performance Graph set forth in this proxy statement, and recommendations of management.

Compensation Philosophy And Objectives

    The Compensation Committee believes that compensation of the Company's executive officers should:

  •
  Encourage creation of stockholder value and achievement of strategic corporate objectives.

  •
  Integrate compensation with the Company's annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

  •
  Recognize individual initiative, effort and accomplishment.

  •
  Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel.

  •
  Provide a total compensation opportunity that is competitive with companies in the biotechnology industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

  •
  Align the interests of management and stockholders and enhance stockholder value by providing management with longer term incentives through equity ownership by management.

Key Elements Of Executive Compensation

    The Compensation Committee has determined that compensation of executive officers will be based, in part, on the Company's achievements of its objectives established with the Board of Directors, the individual contributions and achievements of each executive officer and the financial position of the Company. The Company's existing compensation structure for executive officers generally includes a combination of base salary, bonus and stock options.

  Base Salary

    Compensation levels are largely determined through comparisons with companies of similar size and complexity in the biotechnology industry and companies with which the Company competes for key personnel. Cash compensation for the Company's executive officers in 2000 was at the higher end of the range of the companies reviewed. In establishing base salaries for 2000 the Committee considered, among other things, the Company's achievements in advancing its products and accomplishing other business objectives, and the individual contributions and achievements of each executive officer. Actual compensation is based on an evaluation of job responsibilities for the position, comparisons of compensation levels, Company achievements and individual performance. Individual performance is evaluated by reviewing organizational and management development progress against individual contributions and achievements and the degree to which teamwork and Company values are fostered. At the beginning of fiscal 2000, goals were established for the Company and approved by the Board of

Directors. Goals set for 2000 included: commercial launch of the Company's first product, the NanoChip™ Molecular Biology Workstation (the "NanoChip™System"); the sale or placement of a certain number of NanoChip™ Systems by the end of the year; achievement of certain Company revenue objectives; completion of a secondary offering; achievement of certain research and development milestones; progress in the Company's corporate collaborations; establishment of new corporate partnerships; continued development of the Company's intellectual property portfolio; and attainment of certain financial objectives. Compensation levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary.

  Bonus

    The Compensation Committee may award bonuses at the end of the fiscal year based on the Company's achievements and the individual's contributions to those achievements, if it deems such an award to be appropriate. Based on the Company's achievement of a number of key objectives in 2000: completion of three beta test sites; the sale of the Company's first commercial product, the NanoChip™ System by the first quarter 2000; the shipment of 23 NanoChip™Systems; expansion of domestic and international sales and marketing staff and efforts; the raising of over $80 million in a secondary public offering; the execution of a long-term collaboration agreement with Hitachi Ltd. expanding an earlier relationship; realignment of the Company's joint venture with Becton, Dickinson and Company ("BD") and expansion of the Company's licensing rights to BD's proprietary amplification technique; receipt of two government grants providing for a total of $2.7 million of continued funding for the Company's core technologies; expansion of the Company's intellectual property portfolio, adding 10 additional U.S. patents and seven additional foreign patents; and attainment of certain financial objectives, the Committee decided to award cash bonuses for 2000 to officers and certain key employees.

  Stock Options

    The Company's 1997 Stock Plan, as amended, is administered by the Company's Compensation Committee, which is a committee of outside directors of the Company. The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of stockholders and executives will be closely aligned. Therefore, executive officers, as well as all employees, are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Company at a specified price. The number of stock options granted to executive officers, including the Chief Executive Officer, is based on the Company's achievements during the year and the individual's contributions to those achievements, individual performance and a review of data on the range of aggregate annual option grants compared to the number of shares of stock outstanding for officers with similar duties and titles at biotechnology companies taking into account differences in such companies' stock prices, stage of development, achievements and the like.

Chief Executive Officer Compensation

    The salary paid to Howard C. Birndorf, the Company's Chief Executive Officer, was $336,000 in 2000. In establishing Mr. Birndorf's base salary, the Compensation Committee reviewed the results of a survey of executive salaries of the officers of similar companies in the biotechnology industry. In addition, the Committee recognized Mr. Birndorf's efforts in advancing the development and growth of the Company and the corporate objectives achieved in 2000. Specifically, corporate objectives achieved in 2000 included: completion of three beta test sites; the sale of the Company's first commercial product, the NanoChip™ System by the first quarter 2000; the shipment of 23 NanoChip™ Systems; expansion of domestic and international sales and marketing staff and efforts; the raising of over $80 million in a secondary public offering; the execution of a long-term collaboration agreement with Hitachi Ltd. expanding an earlier relationship; realignment of the Company's joint venture with BD and expanded the Company's licensing rights to BD's proprietary amplification technique; receipt of two government grants providing for a total of $2.7 million of continued funding for the Company's core technologies; expansion of the Company's intellectual property portfolio, adding 10 additional U.S. patents and seven additional foreign patents; and attainment of certain financial objectives. The Committee determined that these accomplishments were critical to the Company's future growth and enhancement of stockholder value and, accordingly, determined to compensate Mr. Birndorf for his efforts on behalf of the Company. Mr. Birndorf was awarded a bonus of $295,000 in 2000.

    Mr. Birndorf is a member of the Board of Directors, but did not participate in matters involving the evaluation of his own performance or the setting of his own compensation.

    This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                      Compensation Committee

                      Cam L. Garner, Chairman
                      David G. Ludvigson

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The following is the report of the Audit Committee of the Board of Directors describing its review of materials and determinations with respect to the Company's auditors and financial statements for the fiscal year ended December 31, 2000. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

    In accordance with its written charter adopted by the Board of Directors attached hereto as Exhibit A, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2000, the Audit Committee met four times, and the Audit Committee chair, as representative of the Committee, discussed the interim financial information contained in quarterly earnings announcements with the Chief Financial Officer, Controller and independent auditors prior to public release.

    The Audit Committee received from the Company's independent auditors a formal written statement, consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," which describes all relationships between the auditors and the Company that, in the auditors' professional opinion, might reasonably be thought to bear on the auditors' independence. The Audit Committee discussed with the auditors these relationships and satisfied itself as to the auditors' independence.

    The Audit Committee also discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the Company's financial statements.

    Additionally, the Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

    Based on the foregoing review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

                      Audit Committee

                      David G. Ludvigson, Chairman
                      Dr. Regina Herzlinger
                      Stelios B. Papadopoulos

STOCK PRICE PERFORMANCE GRAPH

    The following graph illustrates a quarterly comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for The Nasdaq Stock Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index") since April 14, 1998 (the effective date of the Company's initial public offering). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

	Nanogen, Inc.	Nasdaq Composite	Nasdaq Pharmaceutical
04/14/98	$100.000	$100.000	$100.000
06/30/98	$59.636	$101.887	$95.223
09/30/98	$33.239	$90.733	$89.916
12/31/98	$36.364	$117.753	$119.436
03/31/99	$87.500	$131.969	$130.990
06/30/99	$62.500	$144.509	$133.436
09/30/99	$65.909	$147.722	$153.504
12/31/99	$198.864	$219.514	$224.490
03/31/00	$309.091	$246.968	$275.524
06/30/00	$385.800	$214.049	$305.846
09/30/00	$176.136	$197.668	$336.413
12/31/00	$81.818	$132.532	$279.230

    Assumes a $100 investment on April 14, 1998 in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

    The Nasdaq Pharmaceutical Index includes all companies listed on The Nasdaq Stock Market within SIC Code 283. A list of those companies included in the Nasdaq Pharmaceutical Index may be obtained by contacting the Company's corporate Secretary at Nanogen, Inc., 10398 Pacific Center Court, San Diego, CA 92121.

CERTAIN TRANSACTIONS

    In June 1995, Howard C. Birndorf purchased 100,000 shares of the Company's Common Stock at $.15 per share. In connection with the purchase of these shares, the Company loaned $15,000 to Mr. Birndorf at an interest rate of 6.7% per annum pursuant to a five-year full recourse promissory note, which note was secured by Mr. Birndorf's respective shares purchased. In June 2000, Mr. Birndorf repaid this promissory note of $15,000 plus accrued interest. In August 1996, Mr. Birndorf purchased an additional 183,333 shares of Common Stock at $.15 per share. In connection with this purchase, the Company loaned $27,500 to Mr. Birndorf at an interest rate of 6.3% per annum pursuant to a five-year full recourse promissory note, which note is secured by Mr. Birndorf's respective shares purchased. In November 1997, Mr. Birndorf purchased an additional 437,496 shares of Common Stock at $.90 per share. In connection with this purchase, the Company loaned $393,747 to Mr. Birndorf at an interest rate of 6.01% per annum pursuant to a five-year full recourse promissory note, which note is secured by Mr. Birndorf's respective shares purchased.

    In March 1998, Kieran T. Gallahue purchased 133,333 shares of the Company's Common Stock at $3.00 per share. In connection with this purchase, the Company loaned $399,800 to Mr. Gallahue at an interest rate of 5.61% per annum pursuant to a five-year full recourse promissory note, which note is secured by Mr. Gallahue's respective shares purchased. In April 1998, the Company loaned Mr. Gallahue $40,000 pursuant to a four-year promissory note in connection with his relocation to San Diego. The loan, which bears interest at 6.01% per annum and is secured by a deed of trust, is forgivable by the Company over four year years.

    As of April 2, 2001, aggregate outstanding indebtedness of directors and executive officers in favor of the Company was as follows: Mr. Birndorf, $506,742; Mr. Gallahue, $496,233.

    On July 27, 1999, the Board of Directors authorized the issuance of an aggregate of 251,000 shares of the Company's Common Stock to some officers and key employees at a price per share of par value ($.001). All of these shares were purchased by the respective officers and key employees and are subject to repurchase if the officer or key employee leaves the Company prior to July 26, 2001. Repurchase rights as to certain of the shares lapse upon the attainment of performance milestones or upon a change in control.

    Mr. Buonaiuto, a director of the Company, received $11,120 from the Company during 2000 for consulting services rendered to the Company for a limited period of time. During 2000, Mr. Buonaiuto was also employed as a Senior Advisor on a part time basis at Hitachi Instruments, Inc. The Company entered into an agreement with Hitachi, Ltd. in January 2000 related to the manufacturing and distribution of the Company's current products. Additionally, in July 2000, the Company entered into a second agreement with Hitachi, Ltd. related to the development, manufacture and distribution of additional potential products. In 2000, the Company received approximately $1,000,000 pursuant to its agreements with Hitachi.

    The Company believes that the foregoing transactions were in its best interests. It is the Company's current policy that all transactions by the Company with officers, directors, 5% stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

PROPOSAL 2
APPROVAL OF THE AMENDMENT OF THE
NANOGEN, INC. 1997 STOCK INCENTIVE PLAN

    The 1997 Stock Incentive Plan (the "1997 Stock Plan") was adopted by the Board of Directors and was approved by the stockholders as of August 1, 1997. The 1997 Plan replaced the 1993 Stock Plan and 1995 Stock Option/Stock Issuance Plans (collectively, the "Prior Stock Plans"). At the date of adoption of the 1997 Stock Plan a total of 342,419 shares of Common Stock were available for future issuance under the Prior Stock Plans, which shares are available for grants under the 1997 Stock Plan, and a further 2,241,341 shares were authorized by the Board of Directors and approved by the Company's stockholders for further issuance thereunder. If any option granted under the Prior Stock Plans expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will become available for additional option grants under the 1997 Stock Plan. Although currently, all awards are made under the 1997 Stock Plan, awards made under the Prior Stock Plans will continue to be administered in accordance with the 1993 Stock Plan or the 1995 Stock Option/Issuance Plan, as applicable (the 1997 Stock Plan together with the Prior Stock Plans are referred to as the "Stock Option Plans"). On January 22, 1999, the Board of Directors voted to amend the 1997 Stock Plan to reserve an additional 925,000 shares of Common Stock for issuance thereunder and the Company stockholders approved the amendment on June 30, 1999. On April 14, 2000, the Board of Directors voted to amend the 1997 Stock Plan to reserve an additional 1,000,000 shares of Common Stock for issuance under the 1997 Stock Plan and the Company's stockholders approved the amendment on June 6, 2000. On April 9, 2001, the Board of Directors voted to amend the 1997 Stock Plan to reserve for issuance thereunder an additional 1,500,000 shares of Common Stock, subject to the approval of the Company's stockholders at the 2001 Annual Meeting.

    The following is a summary of the material terms and provisions of the 1997 Stock Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1997 Stock Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Secretary of the Company at the Company's principal offices in San Diego, California.

Description of the 1997 Stock Plan

  Purpose

    The purpose of the 1997 Stock Plan is to promote the interests of the Company and its stockholders by encouraging key individuals to acquire stock or to increase their proprietary interest in the Company. By providing the opportunity to acquire stock or receive other incentives, the Company seeks to attract and retain those key employees upon whose judgment, initiative and leadership the success of the Company largely depends. The Company's Board of Directors believes that the 1997 Stock Plan will constitute an important means of compensating key employees.

  Shares Subject to the 1997 Stock Plan

    The total number of restricted shares, stock units, options and SARs authorized for grant under the 1997 Stock Plan is 6,008,760 (which number includes the 1,500,000 share increase that stockholders are being asked to approve). This amount will be increased by any forfeited or unexercised shares under the Prior Stock Plans. Also, forfeited or unexercised shares under the 1997 Stock Plan generally become available for new grants under the 1997 Stock Plan. If any restricted shares, stock units, options or SARs are forfeited, or if options or SARs terminate for any other reason prior to exercise (other than the exercise of a related SAR or option, and including any forfeiture or termination under the 1997 Stock Plan), then they again become available for awards under the 1997 Stock Plan.

  Outstanding Grants

    As of April 16, 2001, options for an aggregate of 2,216,113 shares of Common Stock were outstanding under the Stock Option Plans. As of April 16, 2001, approximately 188 employees, 5 directors and 10 consultants or advisors were eligible to participate in the 1997 Stock Plan. On April 16, 2001, the closing price of the Company's Common Stock on the Nasdaq National Market was $6.12 per share. Of the options for 7,211,196 shares of Common Stock granted under the Stock Option Plans, options for 3,305,488 shares of Common Stock have been exercised. As of April 16, 2001, an aggregate of 2,991,476 shares of Common Stock (which number excludes the 1,500,000 share increase that stockholders are being asked to approve) are authorized, but unissued under the Stock Option Plans.

    On January 26, 2001, the Compensation Committee authorized a plan for certain option holders whereby each holder could cancel certain of his or her vested and unvested options and receive a written promise from the Company to issue, on a one-for-one basis, new options to be granted and priced at the fair market value on August 29, 2001. This plan applies only to options granted to employees of the Company (excluding executive officers and directors) between January 1, 2000 and February 28, 2001. These options will not be exercisable until August 29, 2001 or when they vest, whichever is later. The new options granted will contain similar vesting schedules as the cancelled options. Of the 2,991,476 shares of Common Stock authorized, but unissued under the Stock Option Plans, 383,900 shares are reserved for future issuance under the Company's stock option cancellation and regrant program.

    As of April 16, 2001, the following persons or groups had in total received restricted stock, stock units and/or options for shares of Common Stock under the Stock Option Plans: (i) the Chief Executive Officer and the other remaining officers named in the Summary Compensation Table: Mr. Birndorf 1,075,828 shares; Mr. Gallahue 328,332 shares; Mr. Moore 125,000 shares and Mr. Bromley 207,500 shares; (ii) all current executive officers of the Company as a group: 1,820,660 shares; (iii) all current directors who are not executive officers as a group: 128,332 shares; (iv) the nominees for Class III directors: Mr. Ludvigson 16,666 shares and Mr. Buonaiuto 25,000 shares; (v) each associate of any of such current directors, executive officers or nominee: no shares; (vi) each person who has received five percent of options granted other than those included above: no shares; and (vii) all employees and consultants of the Company: approximately 7,066,198 shares.

  Administration

    The 1997 Stock Plan is administered by the Board of Directors or its delegate, currently the Compensation Committee. The Board of Directors, or its delegate, selects the employees of the Company who will receive awards, determines the size of any award and establishes any vesting or other conditions. Employees, directors, consultants and advisors of the Company (or any subsidiary of the Company) are eligible to participate in the 1997 Stock Plan, although incentive stock options may be granted only to employees. No individual may receive options or SARs covering more than 500,000 shares in any calendar year. The participation of the outside directors of the Company is limited to 25% of the shares available under the 1997 Stock Plan.

    The 1997 Stock Plan provides for awards in the form of restricted shares, stock units, options or SARs, or any combination thereof. No payment is required upon receipt of an award, except that a recipient of newly issued restricted shares must pay the par value of such restricted shares to the Company.

  Restricted Stock

    Restricted shares are shares of Common Stock that are subject to repurchase by the Company at the employee's purchase price in the event that the applicable vesting conditions are not satisfied, and they are nontransferable prior to vesting (except for certain transfers to a trustee). Restricted shares have the same voting and dividend rights as other shares of Common Stock.

    The recipient of restricted shares or stock units may pay all projected withholding taxes relating to the award with Common Stock rather than cash if permitted by the Compensation Committee.

  Options

    Options may include nonstatutory stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The term of an ISO cannot exceed 10 years (five years for 10% stockholders), and the exercise price of an ISO must be equal to or greater than the fair market value of the Common Stock on the date of grant (or 110% of fair market value at the date of grant for 10% stockholders). The exercise price of an NSO must be equal to or greater than the par value of the Common Stock on the date of grant.

    The exercise price of an option may be paid in any lawful form permitted by the Board of Directors or its delegate, including (without limitation) the surrender of shares of Common Stock or restricted shares already owned for at least six months by the optionee. The Board of Directors or its delegate may likewise permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Company. The 1997 Stock Plan also allows the optionee to pay the exercise price of an option by giving "exercise/sale" or "exercise/pledge" directions or by promissory note.

  Stock Appreciation Rights

    A SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the Company, either in shares of Common Stock or in cash or a combination of the two, with the Board of Directors or its delegate having the discretion to determine the form in which such payment will be made. The amount payable on exercise of a SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. SARs may, but need not, be granted in conjunction with options. Upon exercise of a SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. A participant may receive not more than 200,000 SARs within one calendar year. Unless otherwise permitted by the Board of Directors or its delegate, all options and SARs are nontransferable prior to the optionee's death.

  Vesting

    The Board of Directors or its delegate determines the number of restricted shares, stock units, options or SARs to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the employee's service, his or her individual performance, the Company's performance or other appropriate criteria. In general, the vesting conditions will be based on the employee's service after the date of grant. Vesting may be accelerated in the event of the employee's death, disability or retirement or in the event of a change in control with respect to the Company. The Board of Directors has in the past granted and may in the future grant options which provide for mandatory acceleration of vesting in the event of a change in control.

  Other Provisions

    For purposes of the 1997 Stock Plan, the term "change in control" is defined as any one of the following: (i) any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; (ii) upon a merger or consolidation of the Company with or into another corporation or entity or any other corporate reorganization in which over 50% of the combined voting power of the continuing or surviving entity immediately after the merger, consolidation or reorganization is owned by persons who were not stockholders of the Company immediately prior to the merger, consolidation or reorganization; or (iii) a change in the composition of the Board of Directors in which fewer than half of the incumbent Directors had been Directors 24 months prior to the change or were elected or nominated with the affirmative votes of Directors 24 months prior to the change.

    The 1997 Stock Plan provides that if any payment (or transfer) by the Company causes the employee to recognize a "golden parachute" excise tax under Section 4999 of the Internal Revenue Code, as amended (the "Code"), then the Company shall make such cash payments as are necessary to reimburse the employee for all additional taxes caused thereby.

    The Board of Directors is authorized, within the provisions of the 1997 Stock Plan, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options.

    Members of the Company's Board of Directors who are not employees of the Company are eligible for awards under the 1997 Stock Plan. However, such outside directors are not eligible for ISO grants. Total shares available to outside directors is limited to 25% of total shares available under the 1997 Stock Plan.

Federal Income Tax Consequences

    The following discussion of the federal income tax consequences of the 1997 Stock Plan as it relates to share awards, nonqualified stock options and incentive stock options is intended to be a summary of applicable federal law. State and local tax consequences may differ.

  Share Awards

    If a participant is awarded or purchases shares, the amount by which the fair market value of the shares on the date of award or purchase exceeds the amount paid for the shares will be taxed to the participant as ordinary income. The Company will be entitled to a deduction in the same amount provided it makes all required withholdings on the compensation element of the sale or award. The participant's tax basis in the shares acquired is equal to the share's fair market value on the date of acquisition. Upon a subsequent sale of any shares, the participant will realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than one year before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

    If a participant is awarded or purchases shares that are subject to a vesting schedule, the participant is deemed to receive an amount of ordinary income equal to the excess of the fair market value of the shares at the time they vest over the amount (if any) paid for such shares by the participant. The Company is entitled to a deduction equal to the amount of the income recognized by the participant.

    Code Section 83(b) permits a participant to elect, within 30 days after the transfer of any shares subject to a vesting schedule to him or her, to be taxed at ordinary income rates on the excess of the fair market value of the shares at the time of the transfer over the amount (if any) paid by the participant for such shares. Withholding taxes apply at that time. If the participant makes a Section 83(b) election, any later appreciation in the value of the shares is not taxed as ordinary income, but instead is taxed as capital gain when the shares are sold or transferred.

  Options

    Incentive stock options and nonqualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Nonqualified stock options need not comply with such requirements.

    An optionee is generally not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon the exercise of an incentive stock option final for at least two years following grant and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is a capital gain (or loss). The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain (or loss) in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the option price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be capital gain if the stock had been held for at least one year following exercise of the incentive stock option. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

    An optionee is not taxed on the grant of a nonqualified stock option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is a capital gain if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

Stock Incentive Plan Benefits

    The Board is authorized, within the provisions of the 1997 Stock Plan, to issue new options, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options. Therefore, the benefits and amounts that will be received by each of the Named Executive Officers as a group and all other key employees are not determinable.

The Board of Directors recommends a vote FOR the adoption of the amendment of the Nanogen, Inc. 1997 Stock Incentive Plan.

PROPOSAL 3
APPROVAL OF THE AMENDMENT OF THE
NANOGEN, INC. EMPLOYEE STOCK PURCHASE PLAN

    In November 1997, the Board of Directors approved the Employee Stock Purchase Plan (the "Purchase Plan") to provide all eligible employees of the Company an opportunity to purchase shares of Common Stock of the Company, at semi-annual interval through payroll deductions. Payroll deductions may not exceed 15% of the participant's base salary subject to certain limitations, and the purchase price will be not less than 85% of the lower of the fair market value of the stock at either the beginning of the applicable "offering period" or the last day of the "accumulation period." Each offering period is 24 months long, with new offering periods commencing every six months, and an accumulation period is six months in duration. In April 1998, the Purchase Plan was amended and a total of 300,000 shares of Common Stock were authorized for issuance thereunder. As of December 31, 2000, an aggregate of 137,772 shares of Common Stock had been purchased under the Purchase Plan with 75,773, 35,216 and 26,783 shares purchased during the years ended December 31, 2000, 1999 and 1998, respectively, and 162,228 shares of Common Stock remain available for purchase under the Purchase Plan. At April 16, 2001, there were approximately 188 employees eligible to participate in the Purchase Plan. Since the per share price of the Company's Common Stock has declined during 2000 and the Company expects to hire additional employees in the upcoming years, it is essential for the Company to increase the number of shares reserved for sale under the Purchase Plan.

    In April 2001, the Board of Directors adopted, subject to the approval of the Company's stockholders at the Annual Meeting, an amendment to the Purchase Plan to increase the number of shares reserved for sale under the Purchase Plan by 150,000. In accordance with the terms of the Purchase Plan, the amendment is being submitted to the stockholders of the Company for approval, which approval is required for the amendment to become effective.

    The following is a summary of the material terms and provisions of the Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Secretary of the Company at the Company's principal executive offices in San Diego, California.

Description of the Purchase Plan

  General

    The Purchase Plan provides a means by which eligible employees of the Company and its subsidiaries may purchase the Company's Common Stock at a price that is not less than 85% of the lower of the fair market value of the stock at either the beginning of the applicable offering period or on the last day of the accumulation period. Eligible employees may authorize the Company to withhold up to 15% of their earnings during an accumulation period subject to certain limitations.

  Purpose

    The purpose of the Purchase Plan is to provide a means by which eligible employees of the Company or its subsidiaries may be given an opportunity to purchase Common Stock of the eligible Company at a discount to the market price of such stock. The Company, by means of the Purchase Plan, seeks to retain the services of these employees to secure and retain the services of new employees, and to provide incentives for employees to exert maximum efforts for the success of the Company. The Company intends that the right to purchase Common Stock of the Company granted under the Purchase Plan be considered options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

  Administration

    The Purchase Plan generally is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights and whether any subsidiary of the Company will be eligible to participate in the Purchase Plan.

    The Board of Directors is authorized to delegate administration of the Purchase Plan to a committee of the Board. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan. The Board has delegated administration of the Purchase Plan to the Compensation Committee of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

  Stock Subject to the Purchase Plan

    Currently, the total number of shares of Common Stock that may be sold pursuant to the Purchase Plan may not exceed 300,000 shares, subject to adjustment as described below. As of April 16, 2001, 137,772 shares of the Company's Common Stock have been sold under the Purchase Plan and 162,228 shares of Common Stock remain available for purchase under the Purchase Plan. The proposed amendment to the Purchase Plan would increase the number of shares of Common Stock that may be sold under the Purchase Plan from 300,000 to 450,000. If rights granted under the Purchase Plan terminate without having been exercised, the Common Stock not purchased again becomes available for sale under the Purchase Plan.

  Eligibility

    Any employee who is employed by the Company or by any subsidiary on the day preceding an offering period, and unless otherwise provided by the Board, who is customarily employed at least 20 hours per week and five months per year by the Company, is eligible to participate in the offering under the Purchase Plan. In addition, the Board requires that an employee complete a period of one month's continuous employment in order to become eligible to participate in the Purchase Plan. At April 16, 2001, the Company had approximately 188 employees who were eligible to participate in the Purchase Plan, including five executive officers.

    No rights to purchase Common Stock may be granted under the Purchase Plan to any person who, at the time of grant, owns (or is deemed to own) stock possessing more than 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. An eligible employee will not be granted rights to purchase Common Stock under the Purchase Plan and other "employee stock purchase plans" of any parent or subsidiary of the Company that, in the aggregate, accrue at a rate that exceeds $25,000 of the fair market value of the stock (determined at the time such rights are granted) for each calendar year such rights are outstanding. No participant may purchase more than a maximum of 1,666 shares of the Company's Common Stock during any accumulation period. The board may exclude certain employees of the Company who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code from the offering.

  Offerings

    Two overlapping offering periods commence in each calendar year. Offering periods consist of 24 month periods commencing on each January 1 and July 1. Two accumulation periods commence in each calendar year. Accumulation periods consist of six month periods and commence on each January 1 and July 1. Once an eligible employee is enrolled in the Purchase Plan, such offering period will continue to apply to him or her until the earliest of (1) the end of such 24 month offering period,

(2) the end of his or her participation in the Purchase Plan, or (3) his or her re-enrollment in a subsequent offering period as described below. If the fair market value of the Company Common Stock on the last trading day before the commencement of the offering period is higher than on the last trading day before the commencement of the subsequent offering period, the participant will automatically be re-enrolled in such subsequent offering period. When an participant reaches the end of an offering period, but his or her participation is to continue, then such eligible employee shall automatically be re-enrolled for the offering period that commences after the end of the prior offering period. The Board may specify a maximum number of shares that may be purchased by all eligible employees in an offering.

Terms of Rights

    The following is a summary description of the terms of rights under the Purchase Plan.

    Participation.  An eligible employee may participate in an offering by delivering an enrollment form to the Company. The enrollment form authorizes payroll deductions of not less than 1% and not more than 15% of the employee's earnings during the purchase period.

    Purchase Price.  The purchase price of Common Stock acquired under the Purchase Plan is 85% of the lower of the fair market value of the Common Stock at either the first day of applicable offering period or the last day of the applicable accumulation period. Under the Purchase Plan, the fair market value of a share of Common Stock is the closing price for which the Common Stock was sold on the Nasdaq National Market on the relevant trading day described above.

    Payment of Purchase Price; Payroll Deduction.  The purchase price of the shares is accumulated during each accumulation period by payroll deductions, on each payday during the eligible employee's participation in the Purchase Plan. A participant may change his or her payroll deductions by filing a new enrollment form with the Company not later than one week prior to the last working day prior to the commencement of the accumulation period for which such change is to be effective. If an eligible employee wishes to discontinue employee contributions entirely, he or she may do so by filing a new enrollment form at any time. Payroll withholding will cease as soon as reasonably practicable after such form has been received by the Company. All payroll deductions made for a participant are credited to his or her plan account under the Purchase Plan and deposited with the general funds of the Company. No interest is credited on any funds deposited in any participant's plan account. An eligible employee may not make any additional payments into his or her plan account.

    Purchase of Stock.  In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares any employee may purchase and a maximum aggregate number of shares that may be purchased in the offering by all eligible employees. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares that may be purchased, as designated by the Board, the Board may make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price.

    Withdrawal. A participant may elect to withdrawal from the Purchase Plan by filing the prescribed form with the Company at any time before the last day of the accumulation period. As soon as reasonably practicable thereafter, payroll deductions will cease and the entire amount will be credited to the eligible employee's plan account in cash, without interest. No partial withdrawals are permitted. The eligible employee is not entitled to again participate in that accumulation period or offering period. An employee's withdrawal from an offering will not have any effect upon the employee's eligibility to participate in subsequent offerings under the Purchase Plan.

    Termination of Employment.  Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason and the Company will distribute to such employee or such employee's named beneficiary all of his or her accumulated payroll deductions without interest.

    Restrictions on Transfer.  Rights granted under the Purchase Plan may not be transferred and may be exercised only by the person to whom such rights are granted.

Effects of Certain Corporate Events

    The aggregate number of shares of Common Stock offered under the Purchase Plan, the 2,500-share limitation and the price of shares that any eligible employee has elected to purchase will be adjusted proportionately by the Board for any increase or decrease in the number of outstanding shares of Common Stock resulting from a subdivision or consolidation of shares, the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company or the distribution of the shares of a subsidiary to the Company's stockholders.

    In the event of a dissolution or liquidation of the Company, or a merger or consolidation to which the Company is a constituent corporation, the Purchase Plan will terminate unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts that have been withheld but not yet applied to purchase Common Stock under the Purchase Plan will be refunded, without interest. The Purchase Plan will in no event be construed to restrict in any way the Company's right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

Duration, Amendment and Termination

    The Board has the right to amend, suspend or terminate the Purchase Plan at any time and without notice. Except for anti-dilution adjustments and reorganizations described above, any increase in the aggregate number of shares of Common Stock to be issued under the Purchase Plan will be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Purchase Plan will be subject to approval by a vote of the stockholders of the Company to the extent required by applicable law or regulation.

Federal Income Tax Consequences

    The following summarizes the Federal income tax consequences of an employee's participation in the Purchase Plan and is not intended to be a complete description of the tax consequences. This summary does not address Federal employment taxes, foreign, state and local income taxes and other taxes that may be applicable.

    Grant of Option;Exercise of Option (Purchase of Stock).  An eligible employee will not recognize taxable income on the date the employee is granted an option under the Purchase Plan (i.e., the first day of the offering period). In addition, the employee will not recognize taxable income on the date the option is exercised (i.e., the date the shares are purchased under the Purchase Plan which would be the last day of an accumulation period).

    Sale of Common Stock After the Holding Period.  If an employee does not sell or otherwise dispose of the shares of Common Stock purchased upon exercise of his or her option under the Purchase Plan within two years after the date on which the option is granted or within one year after the date on which the shares of Common Stock are purchased (the "Holding Period"), or if the employee dies while owning the shares of Common Stock, the employee will be taxed in the year in which he or she sells or disposes of the shares of Common Stock, or the year closing with his or her death, whichever applies, as follows:

  •
  The employee will recognize ordinary income in an amount equal to the lesser of:

  •
  The excess, if any, of the fair market value of the shares of Common Stock on the date on which such shares are sold or otherwise disposed, or the date on which the employee died, over the amount paid for the shares of Common Stock, or

  •
  The excess of the fair market value of the shares of Common Stock on the date the option was granted over the option price (determined assuming that the option was exercised on the date granted) for such shares of Common Stock; and
  •
  The employee will recognize as capital gain any further gain realized (after increasing the tax basis in the shares of Common Stock by the amount of ordinary income recognized as described above).

    Sale of Common Stock During the Holding Period.  If the employee sells or otherwise disposes of the shares of the Common Stock purchased upon exercise of his or her option under the Purchase Plan before the Holding Period expires, and the amount realized is greater than or equal to the fair market value of the shares of Common Stock on the date of exercise, the employee will be taxed in the year in which he or she sells or disposes of the shares of Common Stock as follows:

  •
  The employee will recognize ordinary income to the extent of the excess of the fair market value of the shares of Common Stock on the date on which the option was exercised, over the option price for such shares of Common Stock; and

  •
  The employee will recognize as capital gain any further gain realized (after increasing the tax basis in the shares of Common Stock by the amount of ordinary income recognized as described above).

    If the employee sells or otherwise disposes of the shares of Common Stock before the Holding Period expires, and the amount realized is less than the fair market value of the shares of Common Stock on the date of exercise, the employee will be taxed in the year in which he or she sells or disposes of the shares of Common Stock as follows:

  •
  The employee will recognize ordinary income to the extent of the excess of the fair market value of the shares of Common Stock on the date on which the option was exercised, over the option price for such shares of Common Stock; and

  •
  The employee will recognize capital loss to the extent the fair market value of the shares of Common Stock on the date of exercise exceeds the amount realized on the sale or other disposition.

    The Company's Deduction.  The Company (or any subsidiary that employees the employee) is entitled to a tax deduction only to the extent that the employee recognizes ordinary income because the employee sells or otherwise disposes of the shares of Common Stock during the Holding Period.

The Board of Directors recommends a vote FOR the adoption of the amendment of the Nanogen, Inc. Employee Stock Purchase Plan.

PROPOSAL 4
RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ended December 31, 2001, subject to ratification by the stockholders. Representatives of Ernst & Young are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

    Audit Fees.  Total audit fees paid to Ernst & Young, including fees for professional services and expense relating to the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2000, as well as fees related to the timely review of the Company's quarterly financial information, totaled $74,565.

    Audit Related Fees.  Total audit related fees paid to Ernst & Young, including consultations regarding accounting issues as well as fees related to the Company's registration statements filed with the SEC, totaled $72,790.

    Financial Information Systems Design and Implementation Fees.  The Company did not engage Ernst & Young for professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

    All Other Fees.  All other fees paid to Ernst & Young, including fees and expenses for legal, tax and management consulting services in connection with the establishment of the Company's wholly-owned subsidiary, Nanogen Europe B.V., located in The Netherlands, totaled $156,105.

    The Audit Committee has considered the fees received by Ernst & Young for the provision of non-audit related services before recommending Ernst & Young as the independent auditor for the next fiscal year.

    The Board of Directors recommends a vote FOR ratification
of the appointment of Ernst & Young LLP.

STOCKHOLDER PROPOSALS

    Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and intended to be presented for consideration at the Company's 2002 Annual Meeting of Stockholders must be received by the Company not later than December 31, 2001 in order to be considered for inclusion in the Company's proxy materials for that meeting.

    The Company's bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at the Company's next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice of the proposal must be delivered to, or mailed and received at the executive offices of the Company not less than 50 days nor more than 75 days prior to the proposed date of the annual meeting; provided, however, that if less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the meeting date is given.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Exchange Act, the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. In 2000, all of the Company's directors and executive officers timely filed such reports, except for Clare L. Bromley III and Cam L. Garner, who filed on May 17, 2000, Form 4's which were due on May 10, 2000.

OTHER MATTERS

    The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

    Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Nanogen, Inc., 10398 Pacific Center Court, San Diego, California 92121, (858) 410-4600. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by May 29, 2001.

    Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                      By order of the Board of Directors

                      /s/ Vera P. Pardee
                      Vera P. Pardee, Esq.
                      Vice President, General Counsel
                      and Secretary

Exhibit A

Nanogen, Inc. Audit Committee Charter

Organization

    This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

    The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In doing so, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and the management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

    The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

    The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

  •
  The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

A-1

  •
  The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

  •
  The committee shall review the interim financial statements with management and the independent auditors prior to filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for purposes of this review.

  •
  The committee shall review with management and the independent financial auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated by the independent auditors under generally accepted auditing standards.

A-2

PROXY

NANOGEN, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING ON JUNE 13, 2001

    VERA P. PARDEE, ESQ. and KIERAN T. GALLAHUE, or each of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of Nanogen, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton San Diego/Del Mar located at 15575 Jimmy Durante Blvd., Del Mar, California on June 13, 2001 at 9:00 a.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

    Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of the nominees for Class III Director and FOR Items 2, 3 and 4.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

SEE REVERSE SIDE                                                                    SEE REVERSE SIDE

X Please mark votes as in this example.

The Board of Directors recommends a vote FOR the election of the nominees for Class III Directors and FOR Items 2, 3 & 4.

1.
Election of Directors.
 Nominees: (01) David G. Ludvigson, (02) Val Buonaiuto, and (03) Randy White

FOR ALL NOMINEES  /  /           /  /  WITHHELD FROM ALL NOMINEES

  /  /

(FOR ALL NOMINEES EXCEPT AS NOTED ABOVE.)

2.
To approve an amendment of the 1997 Stock Option Plan to increase the number of shares authorized for issuance thereunder by 1,500,000 shares

  /  /            /  /           /  /

3.
To approve an amendment to the Purchase Plan to increase the number of shares authorized for issuance thereunder by 150,000 shares.

  /  /           /   /           /  /

4.
To ratify the appointment of Ernst & Young LLP as the Company's independent auditors

  /  /           /  /            /  /

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      /  /

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear on this proxy. When singing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

Signature:                       Date:                Signature:                       Date:

QuickLinks

Notice Of Annual Meeting Of Stockholders To Be Held June 13, 2001
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
REPORT TO STOCKHOLDERS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PRICE PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
PROPOSAL 2 APPROVAL OF THE AMENDMENT OF THE NANOGEN, INC. 1997 STOCK INCENTIVE PLAN
PROPOSAL 3 APPROVAL OF THE AMENDMENT OF THE NANOGEN, INC. EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 4 RATIFICATION OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
PROXY